Exhibit 10.1 (iii)

THIRD AMENDMENT TO

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

Third Amendment, dated as of March 9, 2018 (the “Amendment”), to the Amended and Restated Employment Agreement, dated as of June 26, 2015 (as amended, the “Agreement”), by and between Bridge Bancorp, Inc., BNB Bank, and Howard H. Nolan (the “Executive”). Capitalized terms which are not defined herein shall have the same meaning as set forth in the Agreement.

W I T N E S S E T H:

WHEREAS, the Agreement currently provides for a fixed three-year term; and

WHEREAS, the Company and Bank desire to amend the Agreement to provide for a two-year term with automatic daily renewal to ensure the continued availability of the Executive’s services as provided in this Agreement and to make certain other clarifying changes; and

WHEREAS, pursuant to Section 16 of the Agreement, the parties to the Agreement may amend the Agreement and the Executive consents to this Amendment.

NOW, THEREFORE, in consideration of the premises, the mutual agreements herein set forth and such other consideration the sufficiency of which is hereby acknowledged, the Company, Bank and the Executive hereby agree as follows:

Section 1. Amendment to Section 1(a) of the Agreement. Section 1(a) of the Agreement is hereby amended and restated in its entirety to read as follows:

“(a) Term. As of the date of this Amendment, the term of this Agreement shall continue for a period of twenty-four (24) months (the “Employment Period”), and the term shall automatically renew on a daily basis, such that the remaining unexpired term of the Agreement shall be twenty-four (24) months, until the date the Company gives the Executive written notice of non-renewal (“Non-Renewal Notice”). The Employment Period shall end on the date that is twenty-four (24) months after the date of the Non-Renewal Notice, unless the parties agree that the Employment Period shall end on an earlier date.”

Section 2. Amendment to Section 3(a) of the Agreement. Section 3(a) of the Agreement is hereby amended to replace the Base Salary amount of “$305,000” with “$350,000.”

Section 3. Amendment to Section 7(a)(i) of the Agreement. Section 7(a)(i) of the Agreement is hereby amended and restated in its entirety to read as follows:

“(i) The Executive’s voluntary resignation from employment with the Bank and the Company during the term of this Agreement within 30 days after the occurrence of any of the following events without Executive’s consent, such that the Executive’s resignation shall be treated as a resignation for “Good Reason,” provided that for purposes of this Section 7(a)(i), the Executive must provide not greater than ninety (90) days’ written notice to the Bank and the Company of the initial existence of such condition and the Bank and the Company shall have thirty (30) days to cure the condition giving rise to the Event of Termination (but the Bank and the Company may elect to waive such thirty (30) day period):

(A)	the failure to re-appoint the Executive to the officer position set forth under Section 2(a);

(B)	a reduction in Executive’s Base Salary or the failure of the Bank to maintain Executive’s participation under the Bank’s employee benefit, retirement, or material fringe benefit plans, policies, practices, or arrangements in which Executive participates. Notwithstanding the foregoing, the Bank may eliminate and/or modify existing employee benefit, retirement, or fringe benefit plans and coverage levels on a consistent and non-discriminatory basis applicable to all such executives;

(C)	a liquidation or dissolution of the Bank or the Company other than a liquidation or dissolution that is caused by a reorganization that does not affect the status of the Executive;

(D)	a material breach of this Agreement by the Bank and/or the Company; or

(E)	the relocation of Executive’s principal place of employment to an office other than one located in Nassau or Suffolk County, New York.”

Section 4. Amendment to Section 7(b)(iv) of the Agreement. Section 7(b)(iv) of the Agreement is hereby amended and restated in its entirety to read as follows:

“(iv) a lump sum cash payment in an amount equal to the product of: (a) the reasonably estimated monthly cost of the group health and medical insurance benefits maintained by the Bank for Executive immediately prior to Executive’s date of termination; and (b) twenty-four (24) payable within ten (10) business days following the Event of Termination.”

Section 5. Amendment to Section 7(c)(ii) of the Agreement. Section 7(c)(ii) of the Agreement is hereby amended and restated in its entirety to read as follows:

“(ii) pay a lump sum cash payment to Executive in an amount, within ten (10) business days following the Event of Termination, an amount equal to thirty-six (36) times the reasonably estimated monthly cost of the of the group health and medical insurance benefits maintained by the Bank for Executive immediately prior to Executive’s date of termination.”

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Section 6. Continuation of Agreement. Except as expressly set forth herein, this Amendment shall not by implication or otherwise alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect and shall be otherwise unaffected.

Section 7.  Governing Law. This Amendment and the rights and obligations hereunder shall be governed by and construed in accordance with the laws of the State of New York.

Section 8.  Counterparts. This Amendment may be executed in any number of counterparts, each of which shall for all purposes be deemed an original, and all of which together shall constitute but one and the same instrument.

IN WITNESS WHEREOF, the Company, Bank and the Executive have duly executed this Amendment as of the day and year first written above.

BRIDGE BANCORP, INC.

By:	/s/ Kevin M. O’Connor
Kevin M. O’Connor
President and Chief Executive Officer

BNB BANK

By:	/s/ Kevin M. O’Connor
Kevin M. O’Connor
President and Chief Executive Officer

EXECUTIVE

/s/ Howard H. Nolan
Howard H. Nolan
SEVP Chief Operating Officer and Corporate Secretary

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